Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2024, relating to the financial statements of Vivid Seats Inc., appearing in the Annual Report on Form 10-K of Vivid Seats Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 7, 2024